Joint Filer Information

Names:	Shanghai Pudong Science & Technology Investment Group Co., Ltd.

Address:	No. 118 Rongke Road, 17th Floor
Pudong New Area, Shanghai, People’s Republic of China 200120

Designated Filer:	Shanghai Science & Technology Venture Capital (Group) Co., Ltd.

Issuer and Ticker Symbol:	ACM Research, Inc. [ACMR]

Date of Event Requiring Statement:	October 8, 2024

The undersigned, Shanghai Pudong Science & Technology Investment Group Co., Ltd., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Shanghai Science & Technology Venture Capital (Group) Co., Ltd. with respect to the beneficial ownership of securities of ACM Research, Inc.

Signatures:

Shanghai Pudong Science & Technology Investment Group Co., Ltd. By: /s/ Lufei Liu Name: Lufei Liu Title: Authorized Representative